Exhibit 23.3

November 13, 2023

MaloneBailey, LLP

10370 Richmond Avenue, Suite 600

Houston, Texas 77042

In connection with your consent to the inclusion of your report on the consolidated financial statements of Truleum, Inc. (formerly known as Alpha Energy, Inc.) and its subsidiary (collectively, the “Company”) as of December 31, 2021 and for the year then ended, that are to be included comparatively with similar statements for the year ended December 31, 2022, in Amendment no. 2 to the Registration Statement on Form S-1, we advise you that during the course of our audit of the consolidated financial statements of the Company for the year ended December 31, 2022, nothing came to our attention that, in our opinion, would have a material impact on, or require disclosure in the consolidated financial statements of the Company for any period prior to January 1, 2022.

Should anything come to our attention that, in our judgement, would have a material effect on, or require disclosure in, the consolidated financial statements of Truleum, Inc. and its subsidiary audited by you, we shall notify you promptly.

Sincerely,

BF Borgers CPA PC

www.bfbcpa.us

5400 W Cedar Ave, Lakewood, CO 80226 PH: 303-953-1454 FAX: 720-251-8836